ITEM 6.   EXHIBITS AND REPORTS ON FORM 8-K

               (a)   Exhibits

                        11.1Computation of Earnings Per Share

                                  EXHIBIT 11.1
                            GRANITE FINANCIAL, INC.
                        Computation of Earnings Per Share

                                                   Six Months
                                                     Ended
                                                  December 31,
                                                1995        1996
Earnings Per Share - Primary
Earnings
 Income from continuing operations (a)         $235,963     $801,145

  Net Income                                   $235,963     $801,145

Shares
  Weighted average shares outstanding         2,000,000    2,586,957
  Shares issuable from assumed exercise
   of stock options ( b )                            -        69,525
  Common stock and common stock equivalents   2,000,000    2,656,482

Earnings per share - primary
 Income from continuing operations           $     0.12   $      .30

 Earnings per share - primary                $     0.12   $      .30

Earnings Per Share - Assuming Full Dilution
Earnings
  Income from continuing operations          $  235,963   $  801,145

  Net Income                                 $  235,963   $  801,145

Shares
 Common stock and primary common stock
  equivalents                                 2,000,000    2,656,482
  Additional dilutive effect of assumed
   exercise of stock options                          -       13,651
  Common stock and common stock
   equivalents                                2,000,000    2,670,133

  Earnings per share - assuming full
   dilution (c)
  Income from continuing operations          $     0.12   $     0.30

  Earnings per share - fully diluted         $     0.12   $     0.30

  (a) Income from continuing operations for the 1996 period includes a one-time charge to earnings of $100,000 as part of the reorganization from an LLC Company to a C Corporation. The 1995 period reflects pro forma taxes at 37% as if the entity was taxed as a C Corporation.
  (b) Common stock equivalents are calculated using the treasury stock method.
  (c) This calculation is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083, although not required by Footnote
        2 to paragraph 14 APB Opinion No.15 because it results in dilution of less than 3%.